Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
ACQUISITION IN THE DELAWARE BASIN AND PROVIDES
UPDATE ON EAGLE FORD SHALE DRILLING PROGRAM

FRISCO, TEXAS, December 5, 2011 – Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that it has entered into a definitive agreement to acquire acreage in the Delaware Basin in West Texas (the "Acquisition") from Eagle Oil & Gas Co. and certain other parties at a purchase price of $332.7 million. The Acquisition includes approximately 68,000 gross (44,000 net) acres in the Southern Delaware Basin in Reeves County in West Texas which are prospective for development in the Bone Spring and Wolfcamp shales.  The Acquisition consists primarily of leasehold but also includes an estimated 23.2 million barrels of oil equivalent ("MMBoe") of proved reserves at closing and net daily production of approximately 1,400 barrels of oil equivalent per day ("Boepd").  The properties being acquired include 29 producing wells and five wells that are in various stages of completion.  The Acquisition, which is to close by the end of December 2011, will be funded with borrowings under the Company's bank credit facility and is subject to customary purchase price adjustments and other customary closing conditions.  Establishing a position in the Permian Basin has been a priority for the Company in 2011.   Prior to completing this acquisition, Comstock has leased approximately 12,000 net exploratory acres in the Permian region so far in 2011.

Highlights of the Acquisition:

Establishes a new core area for the Company in the Delaware Basin with approximately 68,000 gross (44,000 net) acres that are prospective for development of the Bone Spring and Wolfcamp oil shales.

Adds over 900 net identified vertical drilling locations in the Wolfbone play with resource potential of 178 MMBoe.

Substantially all the acquired acreage has been de-risked by drilling activity on or near the acquired acreage.

Potential for horizontal development of the Avalon, Bone Spring and Wolfcamp shales.

Comstock also provided an update of the results of its Eagle Ford shale drilling program in South Texas.  Since the Company's last report, Comstock has completed five additional successful wells, all of which were drilled on the Company's Hill lease located in McMullen County, Texas.  The wells were drilled to vertical depths ranging from 11,022 feet to 11,204 feet and had laterals ranging from 5,004 feet to 7,456 feet.  Initial production rates for the five Hill wells were as follows:  651 barrels of oil per day and 0.9 million cubic feet ("MMcf") of natural gas per day or 801 Boepd for the Hill #2H; 801 barrels of oil per day and 1.1 MMcf of natural gas per day or 985 Boepd for the Hill #3H; 715 barrels of oil per day and 1.0 MMcf of natural gas per day or 890 Boepd for the Hill #4H; 926 barrels of oil per day and 1.2 MMcf of natural gas per day or 1,120 Boepd for the Hill "A" #1H and 954 barrels of oil per day and 0.6 MMcf of natural gas per day or 1,048 Boepd for the Hill "A" #2H. All of the reported well results were obtained while following Comstock's restricted choke program where the well's flow is limited with a 16/64 inch choke to minimize pressure draw down from the reservoir.

Comstock also announced a revised 2012 capital budget to include drilling operations on its newly acquired properties in West Texas.  Comstock plans to spend approximately $545.0 million in 2012 for drilling and completion activities.  Comstock plans to drill 110 wells (80.4 net) as well as complete an additional 23 wells (20.3 net) drilled in 2011. Comstock plans to spend $170.0 million to drill 46 wells (40.2 net) on its new Delaware Basin properties in West Texas.  Comstock plans to spend $88.2 million in its East Texas/North Louisiana operating region to drill 32 wells (11.3 net) which includes 31 (10.6 net) Haynesville or Bossier shale wells.  $65.0 million will be spent to complete 17 wells (14.7 net) drilled in 2011.  Comstock has budgeted to spend $207.3 million in its South Texas region to drill 32 (28.9 net) Eagle Ford shale horizontal wells in 2012 and $14.5 million to complete six wells (5.6 net) drilled in 2011.

In order to protect the Company′s 2012 drilling program which is focused primarily on oil projects, Comstock has entered into crude oil price swap agreements for the period January 2012 through December 2012 for part of its expected oil production.  Contract terms include a NYMEX price of $99.00 per barrel on volumes of 60,000 barrels per month.  Comstock anticipates adding to these positions with the pending acquisition and expansion of its 2012 drilling program.

"This acquisition establishes a new oil-focused core area for us," stated M. Jay Allison, President and Chief Executive Officer of Comstock. "The acquisition, when combined with our successful Eagle Ford shale drilling program in South Texas, will continue to grow our oil and liquids production.  In 2012 we plan to spend 72% of our capital budget on oil projects and are targeting exiting 2012 with more than 20% of our production coming from crude oil."

The Company will hold an open conference call at 10:30 am EST on December 6, 2011 to discuss the acquisition and the operations update. Please call 1-866-770-7125 (international dial-in use 617-213-8066), confirmation number 25270734 to be connected to this call or a web cast will be available on the Company's website at www.comstockresources.com. You may also call 1-888-286-8010 (617-801-6888 if calling from outside the US), code 14590748 for a digital replay available through December 13, 2011.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.